Exhibit (a)(5)

Letter to Clients with respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Myogen, Inc.

by

Mustang Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 10, 2006, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

October 16, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 16, 2006 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Mustang Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Myogen, Inc., a Delaware corporation (“Myogen”), at a price of $52.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of Myogen from the Chairman of the Board, President and Chief Executive Officer of Myogen, accompanied by Myogen’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.    The offer price for the Offer is $52.50 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms of and subject to the conditions to the Offer.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) of the Offer a number of Shares that, together with any shares of Myogen common stock then owned by Gilead or the Purchaser, represents greater than 50% of the “Adjusted Outstanding Share Number”, which is defined as the sum of all then-outstanding shares of Myogen common stock, plus, at the election of Gilead, an additional number of shares of Myogen common stock up to but not exceeding the aggregate number of shares of Myogen common stock issuable upon the exercise of (i) all outstanding options that are vested or that will be vested immediately after the acceptance of such shares for payment, (ii) all outstanding warrants to acquire Myogen common stock, and (iii) all other outstanding rights to acquire Myogen common stock upon exercise or conversion thereof and that are vested or that will be vested immediately after the acceptance of such shares for payment. (The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase). The Offer is subject to certain other conditions described in Sections 1 and 13 of the Offer to Purchase.

4.    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2006 (the “Merger Agreement”), by and among Gilead, the Purchaser and Myogen pursuant to which, following the purchase of shares of Myogen common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Myogen (the “Merger”), with Myogen surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding Share (other than Shares owned by Gilead, the Purchaser, Myogen or any wholly-owned subsidiary of Gilead, the Purchaser or Myogen, or by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

5.    The Myogen board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Myogen’s stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein; and (3) resolved to recommend that Myogen’s stockholders accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of Myogen common stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law.

6.    The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on November 10, 2006 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7.    Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.    Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date of the Offer.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser and Gilead by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

OF MYOGEN, INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Mustang Merger Sub, Inc., dated October 16, 2006 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.001 per share (the “Shares”), of Myogen, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered(1):

                     Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                     , 200

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.